Exhibit 4.193

STATE COMMITTEE FOR COMMUNICATION, INFORMATIZATION AND COMMUNICATION TECHNOLOGIES OF THE REPUBLIC OF UZBEKISTAN

LICENSE

AA # 0005152

Type of License

Standard

Date of issue

September 08, 2014

Validity term of the License:

from 08.09.2014 to 08.09.2029

Name of the Licensee:

Limited Liability Company
“UNIVERSAL MOBILE SYSTEMS”

Address and bank details of the Licensee

24 Amir Temur avenue, Yunusabad district, Tashkent, transaction account 20208000900381984001 in LLP AK Aloqabank MFO 00401, TIN 303020732

THIS LICENSE GRANTS THE RIGHT TO BE ENGAGED IN THE FOLLOWING ACTIVITIES:

design, construction, operation and rendering services of mobile wireless (cellular) communication networks

IN ACCORDANCE WITH THE ATTACHED LICENSE AGREEMENT

Signature of the Manager: (signed) Stamp

Validity term of the License is extended:       from       to

L.S. Signature of the Manager:

Validity term of the License is extended:       from       to

L.S. Signature of the Manager:

(The attached License Agreement is an integral part of this License)

Register # 399

LICENSE AGREEMENT

Between

State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan

And

“UNIVERSAL MOBILE SYSTEMS” LLC

to the right to be engaged in design, construction, operation and rendering of services of mobile wireless (cellular) communication networks

This License Agreement is an integral part of the license of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan,
series AA #0005152

Terms and Definitions

Terms and definitions used in this License Agreement have the following meanings:

License means a resolution (right) to carry out the licensed activity type subject to mandatory compliance with the requirements and conditions of the license agreement issued by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Licensing Authority (Licensor) means a specially authorized body carrying out licensing in accordance with the legislation, i.e. the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Licensee means a legal entity licensed to perform the licensed activity type, i.e. Limited Liability Company “UNIVERSAL MOBILE SYSTEMS”.

Parties means both the Licensee and the Licensor.

License Agreement means an agreement concluded between the Licensing Authority and the License Applicant that regulates relations between them on the acceptance and use by the Licensee of the license to conduct the licensed type of activity.

Supervisory Authority means an authority responsible for supervising business entities engaged in communication, informatization and communication technologies within the established competence (the State Inspectorate for Supervision of Communications, Information and Communication Technologies at the State Committee of Communications, Information and Communication Technologies of the Republic of Uzbekistan).

Telecommunication Network means a set of telecommunication means providing one or more types of transfer: telephone, telegraph, facsimile, transfer of data and other kinds of documentary messages, as well as broadcast of television and radio programs.

Telecommunication Means means instrumentation, equipment, facilities and systems which allow generating, transmitting, receiving, processing, switching electromagnetic or optical signals and managing them.

Interconnection means technological interaction between telecommunication networks of different Telecommunication Operators that facilitates receiving and transmitting information between users.

ITU means International Telecommunication Union.

Telecommunication Operator means a legal entity that owns a telecommunication network in accordance with the property right or other proprietary rights ensuring its operation, development and rendering of telecommunications services.

Operator of mobile wireless (cellular) communication networks - Mobile Operator means a legal entity that owns a cellular mobile communication network providing its construction, operation, development and rendering telecommunication services.

LESS User means a government body that has the legally established right to conduct law enforcement support activities in telecommunication networks.

Republican Center for Management of Telecommunication Networks in Uzbekistan (RCM TNU) means an authority that coordinates and ensures effective functioning of telecommunication networks, as well as rational use and development of telecommunication resources, creates a system of coordinated management of networks of different operators to best meet the needs for telecommunication services and provides prioritized use of networks in the interests of state executive, administration, defense and national security bodies of the Republic of Uzbekistan.

Law Enforcement Support System means a hardware and software complex to ensure law enforcement support.

Technical means of LESS means parts of Law Enforcement Support System hardware and software installed both on the Operator’s side and on the LESS User’s.

Technical means of LESS of the Operator means specialized hardware and software designed to provide law enforcement support activities, which form a part of the operators’ equipment.

Services rendered by the Mobile Operator means services rendered by the Operator of mobile wireless (cellular) communication networks to the users.

General Part

This License Agreement between the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan (the Licensor) represented by its Chairman H.M. Mirzakhidov acting under the Provisions, on the one hand, and “UNIVERSAL MOBILE SYSTEMS” Limited Liability Company (the Licensee) represented by its Director D.G. Nagorny acting under the Charter, on the other hand, was drawn up in accordance with the Laws and regulations of the Republic of Uzbekistan. Decree # 36-L of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan on issuing the License dated 08.09.2014.

The Parties have agreed as follows:

1. General Provisions

1.1. The License, series AA # 0005152, grants the Licensee the right to be engaged in design, construction, operation and rendering of services of mobile wireless (cellular) communication networks.

1.2. Validity term of the License:

Commencement - 08.09.2014

Termination - 08.09.2029

1.3. Coverage: Republic of Uzbekistan

2. Requirements and terms of the License

The Licensor sets out the following mandatory requirements and terms:

2.1. The Licensee may not sell or otherwise assign any rights or obligations under this License in part or in full to a third party.

2.2. Technical telecommunications facilities of the Licensee shall be certified in accordance with the requirements of laws and regulations applicable in the Republic of Uzbekistan.

2.3. Equipment with parameters, specifications and standards allowed on the territory of the Republic of Uzbekistan shall be used when arranging a mobile wireless (cellular) communication network. Any changes of parameters and specifications must be agreed with the Licensor.

2.4. Only those frequency resources and numbering which were approved in the prescribed manner may be used in a mobile wireless (cellular) communication network.

2.5. The level of noise from the equipment and devices on the mobile wireless (cellular) communication network to other radio and electronic systems shall not exceed the permissible limits.

2.6. In accordance with the methodology of measurement, the Licensee shall provide regular (periodic) measurements of the parameters of the existing equipment using measuring instruments checked in the prescribed manner.

2.7. Terms of mutual interconnection of networks of mobile operators to telecommunication networks are defined on a contractual basis in accordance with telecommunication regulations applicable in the Republic of Uzbekistan.

2.8. Mutual settlements for rendering mutual services are carried out on a contractual basis between the Licensee and other operators and providers in accordance with telecommunication regulations applicable in the Republic of Uzbekistan.

2.9. Linear and register signaling protocols used by the Licensee shall be mutually linked with the signaling protocols of switching nodes or stations through which mutual connection of the mobile wireless (cellular) communication network with other telecommunication networks, including the public telecommunication network, is carried out.

2.10. Technical parameters of the mobile wireless (cellular) communication network shall comply with the applicable regulations of the Licensor.

2.11. Interconnection between the Licensee’s network and telecommunication networks of other operators and providers is allowed only if they obtained the Licensor’s licenses, and with foreign networks - in the manner prescribed by law and/or regulations of the Republic of Uzbekistan.

Accession of the Licensee’s network to telecommunication networks is carried out at the expense of the Mobile Operator.

2.12. Protocols, specifications, and paragraph numbering (SS 7) in the signaling system, as well as the numbering plan of the mobile wireless (cellular) communication network shall comply with the requirements of all relevant regulations.

2.13. When contacting other operators and providers on the issue of accession to the mobile wireless (cellular) communication network, the Licensee shall provide technical specifications in accordance with applicable standards and/or regulations.

2.14. Design decisions made by the Licensee for the design, construction, operation and rendering of services of mobile wireless (cellular) communication network, including environmental protection, fire prevention measures and occupational safety, shall meet the requirements of rules and regulations for design and construction applicable in the Republic of Uzbekistan.

Decisions made by the Licensee on the use of new type of main equipment in the mobile wireless (cellular) communication network shall be agreed with the Licensor.

Decisions made by the Licensee on the use of equipment in the mobile wireless (cellular) communication network shall have permits and certificates obtained in the prescribed manner.

2.15. The Licensee undertakes equity participation in the development and modernization of telecommunication networks when implementing targeted programs approved in the prescribed manner.

2.16. Failure to comply with two or more conditions and requirements of the License, as well as obligations of the Licensee, is considered systematic violation.

Failure to comply with paragraphs 2.2., 2.3., 2.4. and 2.17. of the License requirements and conditions is considered single gross violation.

2.17. Special Requirements to the Licensee:

• state duty shall be paid annually in the established amount and in a timely manner. Herewith, the next annual payment shall be paid not later than 30 days prior to the beginning of the next year of using the License; in the case of non-payment of the next payment within the prescribed period, the License shall be suspended;

• use of radio-frequency spectrum shall be paid within the terms established by law.

2.18. The Licensee is required to specify the License number and the name of the issuing authority when placing and distributing advertisements on activities under this agreement.

2.19. In emergency situations (military actions, earthquakes, floods, fires, epidemics, etc.) a specially authorized body in the telecommunications sector has a priority right to use, to limit or to suspend operation of any networks and telecommunication means of the Licensee.

2.20. The Licensee’s Network Management System shall be built as required and shall comply with the following requirements:

• The Licensee’s Network Management System shall be an autonomous system being a part of the system of management of telecommunication networks in Uzbekistan;

• The System of management of the Licensee’s telecommunication network operation shall interact with the system of management of telecommunication networks in Uzbekistan in terms of ensuring coordination of the telecommunication network management carried out by the operators in everyday conditions, as well as centralized management of telecommunication networks in emergency situations;

• The Licensee’s Network Management System shall be built around the concept of TMN telecommunication networks management in accordance with ITU-T Recommendations and provide a full range of tasks for management, planning, maintenance, operational and administrative management of the network and services within the territory served by the operator and a specific license;

• The Licensee’s Network Management Center shall be on the territory of Uzbekistan, the operator shall take measures to prevent unauthorized tampering and network management;

• Terms of implementation of the automated management system and creation of the Licensee’s Telecommunication Network Management Center shall be agreed with the Licensor;

• The Licensee shall comply with the instructions of RCM TNU in the prescribed manner;

• The Licensee shall provide to RCM TNU information about the status of its telecommunication networks in the prescribed manner;

• The Licensee shall use equipment that is certified in accordance with the rules of the National Certification System of the Republic of Uzbekistan;

• The Licensee shall provide network management in real time, as well as organizational and technical unification of network management based on the unification of technical, information, program and algorithmic tools in accordance with the current regulations;

• Development of the Licensee’s Telecommunication Network Management Systems shall be coordinated and consistent with RCM TNU;

• Unified criteria for assessing the telecommunication network performance established by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan shall be used in the management system;

• In order to ensure operation of the system of management of telecommunication networks in Uzbekistan, a data base based on a unified system of classification and coding of telecommunication networks and its elements shall be created;

• Reliability and survivability of the management system shall be higher than the reliability parameters of managed networks and telecommunication facilities;

• The system of operational and technical management of telecommunication network of the Licensee shall be interfaced with the system of operational and technical management of telecommunication networks of Uzbekistan in accordance with regulatory requirements.

3. Responsibilities of the Licensee

3.1. To ensure availability of copies of the License at facilities and customer service locations;

3.2. To carry out design, construction, operation and rendering of services of a mobile wireless (cellular) communication network in accordance with applicable legislation and regulations of the Republic of Uzbekistan, state and industry standards and conditions of this License Agreement.

3.3. To provide information about its activities in a timely manner upon request of the Licensor.

3.4. To timely comply with the instructions of the Supervisory Authority in the field of telecommunications and to provide relevant information within a specified period.

3.5. When changing the legal form of the Licensee, its name and location (postal address), the Licensee shall submit an application for License renewal to the Licensor with the relevant documents confirming the specified data within one month upon re-registration.

3.6. To ensure implementation of the plan for development of the Licensee’s network agreed by the Licensor.

3.7. To provide:

• Compliance with the requirements of information security, data protection, reliability and stability of the network, law enforcement support activities, as well as civil protection activities and mobilization training;

• Security measures at facilities in order to prevent unauthorized access to the places of installation of technical equipment and intervention in the organization of activities in accordance with the laws and regulations of the Republic of Uzbekistan;

Unimpeded access to the facilities of authorized employees of the Supervisory Authorities, assistance in the conduct of audits;

Set parameters of standardized characteristics (to establish connection, data transfer, disconnection) determining the quality of service provided to the user;

• Compliance with the rights of consumers of services in accordance with applicable law;

• Presence at the workplace of regulations of the Republic of Uzbekistan required for the organization of activities;

• Compliance with acceptable levels of radio noise emissions and health standards established in the Republic of Uzbekistan;

• Free user access to emergency services (101, 102, 103, 104, 150);

• Submission of the forms of departmental statistical reporting and primary accounting in terms of quality of rendered services in order to calculate financial penalties (fines) and information on their accrual and transfer according to the established procedure to the State Inspectorate for Supervision of Communications, Information and Communication Technologies at the the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan;

Submission of the state statistical reporting to established addresses and on established terms, as well as information about the licensed activity, upon demand of the Licensor or the Supervisory Authorities;

• In case of force majeure, as well as during socially important events, the Licensee shall provide for temporary use up to 10 cordless phones in areas within base station coverage free of charge in accordance with the decision of the government and management authorities;

• At least three experts in the company staff with higher technical education and with experience in the design and construction of telecommunication networks for at least five years;

• Compliance with building regulations and departmental rules of technological design;

• Network access and mobile services shall be provided upon signing the service contract and receiving information about the connected subscribers to the centralized subscriber database of the company strictly in accordance with the “Rules for rendering of mobile services”.

3.8. To ensure the availability of certificates of compliance to the equipment in accordance with the legislation.

3.9. To notify the Licensor and subscribers on the intention to cease rendering of network services not less than thirty days prior to the event.

3.10. The Licensee shall submit the License to the Licensor within 10 days upon receipt of the decision to terminate or revoke the License.

3.11. To report on network emergency to the duty operator at the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan within two hours of the event.

3.12. To provide organization of bypass connections in case of emergencies.

3.13. Upon the relevant request of the Licensor and/or Supervisory Authority, to provide necessary terminal devices and their maintenance ensuring airtime at the expense of the Licensee in order to control the quality of services.

3.14 The Licensee shall have measuring instruments (MI) checked in the prescribed manner, or use the MI of other business entities for regular (periodic) measurements of parameters of the equipment operated by the company in the established measurement units and with a given lapse rate according to the methods of measurement.

3.15. The Licensee shall:

• carry out the relevant work to create necessary conditions for the implementation of LESS on its telecommunication network in accordance with the requirements of the LESS User and ensure compliance with regulatory and legal acts applicable in the regulation of LESS established by the legislation of the Republic of Uzbekistan;

• develop and submit to the Licensor and the LESS User the LESS TN Implementation Plan in accordance with the Requirements to the Plan on Implementation of LESS Equipment in a

Telecommunication Network setting forth requirements for LESS within 60 days upon receipt of the License;

• enter into a contract with the UNICON.UZ SUE for certification of equipment operated regarding LESS;

• agree measures to limit the circle of persons involved in the installation of LESS TN with the LESS User, provide actions aimed at preventing of the disclosure of organizational, technical and tactical methods of law enforcement support and employees executing them;

• provide the LESS User with access to databases of subscribers and telecommunication services rendered by it around the clock in real time via organized remote access channels, as well as regularly update this information in databases and store it for a period not less then 3 years;

• Formation of the database of the Licensee’s subscribers shall be carried out in accordance with the “Regulations on the procedure for organizing the use of technical means of Law Enforcement Support System in telecommunication networks of the Republic of Uzbekistan”.

3.16. To enter into contracts with business entities for execution of works or rendering of telecommunications services implementation of which requires licensing, if the business entities have relevant licenses.

3.17. Enter into agreements with dealers (agents) for the implementation of customer service (connection to the mobile wireless (cellular) communication network, selling of SIM-cards, express payment cards, payment acceptance) in accordance with the requirements of paragraph 2.1. of this License Agreement.

3.18. The Licensee shall monitor the implementation by the dealers (agents) of the obligations set out in the agreements to provide customer service (connection to the mobile wireless (cellular) communication network, selling of SIM-cards, express payment cards, payment acceptance) in accordance with applicable laws and regulations of the Republic of Uzbekistan.

3.19. When using and rendering the services of telecommunication networks, any actions that lead to the undermining of morals among young people, including promoting the cult of violence, pornography and cruelty, are prohibited.

4. Responsibilities of the Licensor

4.1. To promote creation of equal conditions for mobile operators in the allocation of premises, high-rise, line, station facilities and other resources needed in the network development and accession to the public telecommunication networks, as well as to take measures to deal with unfair competition in accordance with the law.

4.2. To contribute to the formation and development of telecommunications services.

4.3. To coordinate the activities of mobile operators to ensure information security.

4.4. To protect the rights and legitimate interests of users, to consider the relationship issues between operators, providers and users.

4.5. To notify the Licensee, concerned organizations and enterprises about the alleged changes to the license requirements and conditions justifying their necessity.

4.6. To provide:

• Consolidation of indices in the numbering plans of telecommunication networks and signaling point codes (in the SS7) for the development of the mobile wireless (cellular) communication network upon the Licensee’s request;

• Adoption of measures to address the noise and effects on equipment and devices of the mobile operator caused by radio and other devices located ion the territory of the Republic of Uzbekistan;

• Coordination of mobile operators in matters of their development and cooperation in the development of telecommunication networks of the Republic of Uzbekistan.

5. Rights of the Licensee

The Licensee has the right to:

5.1. Design, construct, reconstruct, expand, operate and manage its own network to render services of mobile wireless (cellular) communication network with the following specifications to its subscribers:

Coverage - Republic of Uzbekistan

System standards - GSlyLTMT-2000/UMTS(WCDMA)/LTE with maximum data speed rate on one channel according to the standard in use, including the use of GPRS technology;

Bands of fixed secondary service frequencies:

a) networks of mobile wireless (cellular) communication in the bands:

900 MHz, GSM standard:

894.6 - 897.0 MHz (reception) / 939.6 - 942.0 MHz (transmission);

1800 MHz, GSM standard:

1753.6 - 1754.4 MHz (reception) / 1848.6 - 1849.4 MHz (transmission),

1755.6- 1759.4 MHz (reception) / 1850.6 - 1854.4 MHz (transmission),

1760.6 - 1764.4 (reception) / 1855.6 - 1859.4 MHz (transmission),

1765.6 - 1769.4 (reception) / 1860.6 - 1864.4 MHz (transmission);

2100 MHz, IMT-2000/UMTS(WCDMA) standard:

1950 - 1965 MHz (reception) / 2140 - 2155 MHz (transmission);

b) broadband wireless data transfer network in the bands:

800 MHz, LTE technology:

804 - 815 MHz (reception) / 845 - 856 MHz (transmission);

2500 MHz, LTE technology:

2500 - 2520 MHz (reception) / 2620 - 2640 MHz (transmission) in the entire territory of the Republic of Uzbekistan, except the Ferghana Valley;

2500 - 2550 MHz in the Ferghana valley.

c) radio relay communication in the radio frequency bands 7, 10, 13, 18, 23, 28 and 38 GHz in the entire territory of the Republic.

A way to connect to the public network - at local and long-distance levels;

Types of channels between switching nodes both within networks of the Licensee and with switching nodes of telecommunication operators - both digital and analog channels

5.2. Set tariffs for rendered services of mobile wireless (cellular) communication network.

5.3. Render services to any entity if appropriate engineering capabilities are available.

Service rendering may be denied, provided that:

service rendering may jeopardize security and

defense of the state, as well as health and safety of people;

the user does not pay for the rendered service in time;

the user operates the provided equipment in violation of the rules of technical operation or uses equipment that does not meet the established order of its certification.

Denial must be justified in each case.

5.4. Appeal at court the decision on suspension, termination or revocation of the License.

5.5. Provide sponsorship to orphanages, preschool and educational institutions.

5.6. Other rights in accordance with the law.

6. Rights of the Licensor

The Licensor has the right to amend the License Agreement unilaterally in the cases and in the manner provided by the legislation of the Republic of Uzbekistan.

The Licensor has the right to suspend activities of the Licensee in cases of non-compliance with the requirements of the License Agreement in part of obligations of implementation and maintenance of LESS TN and their smooth functioning detected during the inspection of the State Inspectorate for Supervision of Communications, Information and Communication Technologies at the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

7. Conditions of suspension, termination and revocation of the License

7.1. The License may be suspended in the following cases: detection of violation by the Licensee of the license requirements and conditions stipulated in the License Agreement;

Failure of the Licensee to execute the decision of the Supervisory Authority requiring the Licensee to eliminate the detected violations.

The License suspension shall be carried out either by the Licensing Authority or by court.  The Licensing Authority may suspend the License for a period not exceeding ten working days, and the court - for a period of more than ten working days.

Information about the suspension and resumption of the License shall be published in the media

7.2. The License shall be terminated in the following cases:

the Licensee applies for termination of the License;

liquidation of a legal entity - since the moment of liquidation or termination of its activities resulting from reorganization - since the moment of reorganization, excluding its conversion;

systematic or single gross violation by the Licensee of the license requirements and conditions stipulated in the License Agreement;

failure of the Licensee to eliminate the circumstances that led to the License suspension within a period specified by the Licensing authority;

establishing illegality of the decision of the Licensing authority to grant the License;

termination of the License.

Termination of the License shall be carried out in accordance with the decision made by the Licensing Authority or the court in the manner prescribed by law.

Information on termination of the License shall be published in the media.

The License shall be terminated since the date of the decision to terminate it.

7.3. The License may be revoked in the following cases: if the Licensee has not provided the Licensor with a document confirming payment of the state fee for the License issuance or has not signed the License Agreement within three months upon sending (delivery) of the notification on the decision to grant the License; upon notification made by the Licensee;

establishing the fact of obtaining the License using fake documents.

Revocation of the License shall be carried out in accordance with the decision made by the Licensing Authority or the court in the manner prescribed by law.

Information on revocation of the License shall be published in the media.

When making a decision to revoke the License, the License is deemed revoked since the date of its issuance.

8. Monitoring of compliance with the terms of the License Agreement

Monitoring of compliance with the License Agreement by the Licensee is conducted by the State Inspectorate for Supervision of Communications, Information and Communication Technologies at

the State Committee of Communications, Information and Communication Technologies of the Republic of Uzbekistan.

9. Dispute settlement

Any controversy or dispute arising between the Licensor and the Licensee on the matters specified in this Agreement shall be settled by negotiations.

In case of failure to settle these disputes by negotiations, they shall be settled by judicial authorities of the Republic of Uzbekistan.

10. Special Conditions

The terms of this License Agreement may be amended and supplemented by mutual agreement of the Parties in accordance with the legislation of the Republic of Uzbekistan.

This Agreement is made in two copies in Russian and both copies have equal legal force.

Legal addresses

Licensor

4 Amir Temur avenue,

Tashkent 100047,

phone: 233-66-45,

fax: 239-87-82,

transaction account 23411000400155252362 in

OPERU AK Aloqabank

Tashkent,

MFO 00401,

TIN 201221770

All-Russia Classifier of Types of Activity 97300

Chairman

H. M. Mirzakhidov

Licensee

24 Amir Temur avenue,

Yunusabad district,

Tashkent 100000,

phone: 235-94-35,

fax: 234-45-17,

Transaction account 202080009003 81984001

in LLP AK Aloqabank

Tashkent, MFO 00401, TIN 303020732, All-Russia Classifier of Types of Activity 52300

Director

D.G. Nagorny